EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2024 Earnings Results – Remains Well Positioned for a Recovery in the Second Half of 2024

SCOTTSDALE, Ariz., Aug. 08, 2024 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the second quarter ended June 30, 2024.

“In the second quarter we were able to complete the divestiture of our Automotive business and we closed the Nordex Matamoros plant for Nordex, two loss making businesses that have negatively impacted TPI’s performance. We also continued the ramp of ten lines either in startup or transition. As these lines enter serial production and utilization increases, combined with the divestiture of the Automotive business and shut down of the Nordex Matamoros plant, we are positioned to return the company to profitability and positive free cash flow in the second half of the year,” said Bill Siwek, President and CEO of TPI Composites.

“We remain steadfast in our approach to control costs, drive productivity and prepare for the growth of the wind market. We are reaffirming our guidance for the full year 2024, however, we are narrowing our adjusted EBITDA guidance to the low end of the range to reflect the cost of shutting down the Nordex Matamoros plant instead of transitioning it back to them at the end of the second quarter as originally anticipated.”

Second Quarter 2024 Results and Recent Business Highlights

  Net Sales totaled $309.8 million for the three months ended June 30, 2024, a decrease of 17.2% over the same period last year.
  Net loss from continuing operations attributable to common stockholders was $61.5 million for the three months ended June 30, 2024, compared to a net loss of $74.3 million in the same period last year.
  Adjusted EBITDA was a loss of $24.9 million for the three months ended June 30, 2024, compared to an adjusted EBITDA loss of $33.3 million in the same period last year.
  Effective June 30, 2024, we divested the Automotive business and closed the Nordex Matamoros facility for Nordex, two loss making businesses that have negatively impacted TPI’s performance.
KPIs from continuing operations	2Q’24	2Q’23
Sets[1]	473	661
Estimated megawatts²	2,024	2,910
Utilization[3]	63%	85%
Dedicated manufacturing lines[4]	38	37
Manufacturing lines installed[5]	38	37
Wind Blade ASP (in $ thousands)[6]	$208	$179

1.	Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
2.	Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
3.	Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
4.	Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
5.	Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.
6.	Wind blade ASP represents the average sales price during the period for a single wind blade that we manufacture for our customers.

Second Quarter 2024 Financial Results from Continuing Operations

Net sales for the three months ended June 30, 2024, decreased 17.2% to $309.8 million as compared to $374.0 million in the same period in 2023 due to the following:

  Net Sales of wind blades, tooling and other wind related sales (“Wind”) decreased by $58.4 million, or 16.1%, to $304.3 million for the three months ended June 30, 2024, as compared to $362.7 million in the same period in 2023. The decrease was primarily due to the number and pace of startups and transitions, expected volume declines based on market activity levels, cancelled orders for the Nordex Matamoros facility, and unfavorable foreign currency fluctuations. These decreases were partially offset by higher average sales prices of wind blades due to changes in the mix of wind blade models produced, in particular the startup of production at one of our previously idled facilities in Juarez, Mexico, and an increase in tooling sales in preparation for manufacturing line startups and transitions.
  Field service, inspection and repair services (“Field Services”) sales decreased $5.8 million, or 51.0%, to $5.5 million for the three months ended June 30, 2024, as compared to $11.3 million in the same period in 2023. The decrease was primarily due to a reduction in technicians deployed to revenue generating projects due to an increase in time spent on non-revenue generating inspection and repair activities.

Net loss from continuing operations attributable to common stockholders was $61.5 million for the three months ended June 30, 2024, compared to a net loss of $74.3 million in the same period in 2023. The decrease in net loss was primarily driven by the absence of a $32.7 million warranty charge recorded in the prior year, favorable foreign currency fluctuations and costs savings initiatives, partially offset by lower sales, startup and transition costs, higher losses from the Nordex Matamoros facility, and higher wages and inflation. In addition, the net loss from continuing operations attributable to common stockholders for the three months ended June 30, 2024 includes $22.4 million of interest expense compared to $1.9 million of interest expense and $15.6 million of preferred stock dividends and accretion in the same period in 2023 as result of the Oaktree refinancing of their preferred stock into a senior term loan in December of 2023.

The net loss from continuing operations per common share was $1.30 the three months ended June 30, 2024, compared to a net loss per common share of $1.75 for the same period in 2023.

Adjusted EBITDA was a loss of $24.9 million for the three months ended June 30, 2024, as compared to an adjusted EBITDA loss of $33.3 million during the same period in 2023. Adjusted EBITDA margin was a loss of 8.0% as compared to an adjusted EBITDA margin loss of 8.9% during the same period in 2023. The decrease was primarily driven by the absence of a $32.7 million warranty charge recorded in the prior year, favorable foreign currency fluctuations and costs savings initiatives, partially offset by lower sales, startup and transition costs, higher losses from the Nordex Matamoros facility, and higher wages and inflation.

Net cash used in operating activities increased by $1.7 million for the six months ended June 30, 2024, as compared to the same period in 2023, primarily due to an increase in net losses during the current period, an increase in cash paid for income taxes, and working capital changes, partially offset by higher payments in the prior comparative period related to restructuring activities associated with the shutdown of our China operations at the end of 2022. Capital expenditures increased to $15.4 million for the six months ended June 30, 2024, as compared to $6.7 million in the same period in 2023, primarily due to capital expenditures for the startup and transition of our manufacturing lines at our facilities in Mexico and Türkiye.

2024 Guidance

Guidance for the full year ending December 31, 2024:

Guidance	Full Year 2024
Net Sales from Continuing Operations	$1.3 billion - $1.4 billion
Adjusted EBITDA Margin % from Continuing Operations	Approximately 1%, previously guided in the range of 1% to 3%
Utilization %	75% to 80% (based on 34 lines installed)
Capital Expenditures	$25 - $30 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, August 8th, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-800-343-4136, or for international callers, 1-203-518-9843. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 11156386. The replay will be available until August 22, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and our addressable markets for our products and services; effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We provide forward-looking statements in the form of guidance in our quarterly earnings releases and during our quarterly earnings conference calls. This guidance is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for our performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, we exclude certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2024	2023	2024	2023
Net sales	$309,817	$374,021	$603,863	$767,826
Cost of sales	313,562	411,461	613,057	795,512
Startup and transition costs	20,678	3,377	42,907	5,357
Total cost of goods sold	334,240	414,838	655,964	800,869
Gross loss	(24,423)	(40,817)	(52,101)	(33,043)
General and administrative expenses	9,211	6,767	17,614	13,801
Loss on sale of assets and asset impairments	3,083	5,819	4,918	9,412
Restructuring charges, net	298	2,248	480	2,224
Loss from continuing operations	(37,015)	(55,651)	(75,113)	(58,480)
Other income (expense):
Interest expense, net	(22,428)	(1,876)	(43,811)	(4,401)
Foreign currency income (loss)	132	(1,564)	(499)	(2,746)
Miscellaneous income	227	682	2,702	1,115
Total other expense	(22,069)	(2,758)	(41,608)	(6,032)
Loss before income taxes	(59,084)	(58,409)	(116,721)	(64,512)
Income tax provision	(2,412)	(287)	(5,654)	(4,116)
Net loss from continuing operations	(61,496)	(58,696)	(122,375)	(68,628)
Preferred stock dividends and accretion	-	(15,598)	-	(30,771)
Net loss from continuing operations attributable to common stockholders	(61,496)	(74,294)	(122,375)	(99,399)
Net loss from discontinued operations	(29,593)	(6,541)	(30,182)	(18,736)
Net loss attributable to common stockholders	$(91,089)	$(80,835)	$(152,557)	$(118,135)

Weighted-average shares of common stock outstanding:
Basic	47,504	42,517	47,354	42,386
Diluted	47,504	42,517	47,354	42,386

Net loss from continuing operations per common share:
Basic	$(1.30)	$(1.75)	$(2.58)	$(2.35)
Diluted	$(1.30)	$(1.75)	$(2.58)	$(2.35)

Net loss from discontinued operations per common share:
Basic	$(0.62)	$(0.15)	$(0.64)	$(0.44)
Diluted	$(0.62)	$(0.15)	$(0.64)	$(0.44)

Net loss per common share:
Basic	$(1.92)	$(1.90)	$(3.22)	$(2.79)
Diluted	$(1.92)	$(1.90)	$(3.22)	$(2.79)

Non-GAAP Measures (unaudited):
EBITDA	$(29,322)	$(46,890)	$(57,538)	$(41,552)
Adjusted EBITDA	$(24,911)	$(33,291)	$(47,953)	$(20,645)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30,	December 31,
(in thousands)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$101,861	$161,059
Restricted cash	8,451	10,838
Accounts receivable	145,907	138,029
Contract assets	111,228	112,237
Prepaid expenses	19,380	17,621
Other current assets	29,278	34,564
Inventories	5,454	9,420
Current assets of discontinued operations	867	19,307
Total current assets	422,426	503,075
Noncurrent assets:
Property, plant and equipment, net	120,787	128,808
Operating lease right of use assets	133,745	136,124
Other noncurrent assets	38,464	36,073
Total assets	$715,422	$804,080

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$250,602	$227,723
Accrued warranty	34,000	37,483
Current maturities of long-term debt	106,163	70,465
Current operating lease liabilities	24,815	22,017
Contract liabilities	4,408	24,021
Current liabilities of discontinued operations	1,777	4,712
Total current liabilities	421,765	386,421
Noncurrent liabilities:
Long-term debt, net of current maturities	448,283	414,728
Noncurrent operating lease liabilities	112,420	117,133
Other noncurrent liabilities	7,213	8,102
Total liabilities	989,681	926,384
Total stockholders’ deficit	(274,259)	(122,304)
Total liabilities and stockholders’ deficit	$715,422	$804,080

Non-GAAP Measure (unaudited):
Net debt	$(451,859)	$(323,218)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023

Net cash (used in) provided by operating activities	$(36,904)	$9,607	$(75,908)	$(74,254)
Net cash used in investing activities	(7,120)	(3,419)	(15,405)	(6,694)
Net cash provided by financing activities	25,527	363	29,407	108,109
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(202)	184	131	914
Cash, cash equivalents and restricted cash, beginning of period	129,737	174,409	172,813	153,069
Cash, cash equivalents and restricted cash, end of period	$111,038	$181,144	$111,038	$181,144

Non-GAAP Measure (unaudited):
Free cash flow	$(44,024)	$6,188	$(91,313)	$(80,948)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)
EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net loss attributable to common stockholders	$(91,089)	$(80,835)	$(152,557)	$(118,135)
Net loss from discontinued operations	29,593	6,541	30,182	18,736
Net loss from continuing operations attributable to common stockholders	(61,496)	(74,294)	(122,375)	(99,399)
Preferred stock dividends and accretion	-	15,598	-	30,771
Net loss from continuing operations	(61,496)	(58,696)	(122,375)	(68,628)
Adjustments:
Depreciation and amortization	7,334	9,643	15,372	18,559
Interest expense, net	22,428	1,876	43,811	4,401
Income tax provision	2,412	287	5,654	4,116
EBITDA	(29,322)	(46,890)	(57,538)	(41,552)
Share-based compensation expense	1,162	3,968	3,688	6,525
Foreign currency (income) loss	(132)	1,564	499	2,746
Loss on sale of assets and asset impairments	3,083	5,819	4,918	9,412
Restructuring charges, net	298	2,248	480	2,224
Adjusted EBITDA	$(24,911)	$(33,291)	$(47,953)	$(20,645)

Net debt is reconciled as follows:			June 30,	December 31,
(in thousands)			2024	2023
Cash and cash equivalents			$101,861	$161,059
Cash and cash equivalents of discontinued operations			726	916
Total debt, net of debt issuance costs and debt discount			(554,446)	(485,193)
Net debt			$(451,859)	$(323,218)

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net cash (used in) provided by operating activities	$(36,904)	$9,607	$(75,908)	$(74,254)
Capital expenditures	(7,120)	(3,419)	(15,405)	(6,694)
Free cash flow	$(44,024)	$6,188	$(91,313)	$(80,948)